Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports First Quarter 2015 Results

•	Revenue Increases 30 Percent to $1.6 Billion
•	Core EPS Increases 31 Percent to $3.65
•	Raising Core EPS Guidance

Dallas, TX, April 16, 2015 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended March 31, 2015.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2015	2014	% Change
Revenue	$1,601	$1,233	+30%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.32	$2.08	+12%
Diluted shares outstanding	63.6	66.1	-4%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$474	$371	+28%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$430	$335	+29%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.65	$2.79	+31%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
April 16, 2015
CONSOLIDATED RESULTS
Revenue increased 30 percent to $1.6 billion while adjusted EBITDA, net increased 29 percent to $430 million for the first quarter of 2015. EPS increased 12 percent to $2.32 and core EPS increased 31 percent to $3.65 for the first quarter of 2015, both aided by a 4 percent decrease in diluted shares outstanding.
Diluted shares outstanding were 63.6 million for the first quarter of 2015, down 4 percent compared to the same period in 2014. The maturity of the convertible senior notes during the second quarter of 2014 coupled with the repurchase of 2 million shares during the first quarter of 2015 more than offset the 4.6 million shares issued during the fourth quarter of 2014 in connection with the Conversant acquisition.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "Despite having to overcome foreign currency translation hits of $64 million to revenue and $0.10 to core EPS, our results came in significantly above guidance, powered by organic revenue growth of approximately 19 percent. This strong organic growth, coupled with the addition of Conversant and some help from share repurchases, drove a 31 percent increase in core EPS for the first quarter.
"Of particular importance was the achievement of several key goals during the first quarter: (1) AIR MILES® reward miles issued, a key metric in our Canadian program, increased a robust 7 percent compared to 2014, avoiding the slow start we experienced the previous two years; (2) BrandLoyalty launched its North America initiative, while producing exceptional results with adjusted EBITDA double that of last year on a constant currency basis; (3) Epsilon® successfully leveraged its growth with organic revenue and adjusted EBITDA up 6 percent and 5 percent, respectively; and (4) Card Services is all about portfolio growth, which was up over 30 percent compared to the same period last year. Our critical goals of transitioning Conversant® to a more data-driven digital display platform and of returning the business to solid organic growth are underway and, as expected, should produce results in the second half of the year."
Heffernan continued, "Our one major headwind this year continues to be a strong U.S. dollar. We now expect lower translation rates to negatively impact our revenue and core EPS for the year by about $250 million and $0.50, respectively, compared to 2014. To counter this pressure, we plan to use our share repurchase program to mitigate a large portion, if not all, of this headwind. During the first quarter, core EPS exceeded our expectations by about $0.10. As such, we are raising guidance to $14.90 from $14.80, representing growth just under 20 percent compared to 2014."

Alliance Data Systems Corporation
April 16, 2015
SEGMENT REVIEW
LoyaltyOne®: Revenue increased 18 percent to $388 million and adjusted EBITDA increased 9 percent to $77 million for the first quarter of 2015. On a constant currency basis, revenue and adjusted EBITDA increased 37 percent and 26 percent, respectively, for the first quarter of 2015. The strong performance was primarily driven by BrandLoyalty, which achieved constant currency revenue growth of 100 percent.
AIR MILES reward miles issued increased 7 percent compared to the first quarter of 2014 primarily due to strength in the grocer vertical, while AIR MILES reward miles redeemed increased 15 percent compared to the first quarter of 2014, primarily due to higher redemptions related to the instant reward option.
Epsilon: Revenue increased 45 percent to $505 million, and adjusted EBITDA increased 88 percent to $104 million for the first quarter of 2015, aided by the acquisition of Conversant. Excluding Conversant, revenue and adjusted EBITDA increased 6 percent and 5 percent, respectively, for the first quarter of 2015, driven by double-digit growth in database/loyalty solutions. Adjusted EBITDA margin increased 500 basis points to 21 percent for the first quarter of 2015, primarily due to the Conversant acquisition.
Agility Harmony®, the Company's digital messaging platform, continues to ramp up with email volumes increasing over 21 percent compared to the first quarter of 2014. Recent functionality additions include SMS text messaging, mobile push or app notifications, schedule intelligence (when to send a notification for optimum open rates) and real-time integration with Epsilon data. Integration with the Conversant technology stack is ongoing.
Card Services (previously named Private Label Services and Credit): Revenue increased 27 percent to $715 million and adjusted EBITDA, net increased 16 percent to $282 million for the first quarter of 2015.
Operating expenses increased 21 percent to $262 million, while the loan loss provision increased 90 percent to $135 million, driven by accelerating growth in average card receivables and the turn of acquired card receivables. Portfolio funding costs were $36 million for the first quarter of 2015, or 1.3 percent of average credit card receivables, 20 basis points better than the first quarter of 2014.
Credit sales increased 37 percent to $5 billion for the first quarter of 2015, supported by an 11 percent increase in core cardholder spending. Average credit card receivables increased 33 percent to $10.7 billion compared to the first quarter of 2014, while principal loss rates for the first quarter of 2015 were consistent with the prior year quarter at 4.9 percent.

Alliance Data Systems Corporation
April 16, 2015
2015 Revised Guidance:
The Company is raising its core EPS guidance for 2015 to $14.90 from $14.80, a 19 percent increase compared to 2014. The Company is maintaining its revenue guidance of $6.5 billion for 2015.
Despite continuing foreign exchange headwinds, the Company expects revenue of approximately $1.5 billion and core EPS of approximately $3.20 ($3.32 on a constant currency basis), increases of 19 percent and 10 percent, respectively, for the second quarter of 2015.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, April 16, 2015 at 8:30 a.m. (Eastern Time) to discuss the Company's first quarter 2015 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "14228922". The replay will be available at approximately 11:45 A.M. (Eastern Time) on Thursday, April 16th.

Alliance Data Systems Corporation
April 16, 2015
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 15,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, the leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, Linked In and You Tube.
Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend," "may," "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

Alliance Data Systems Corporation
April 16, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue	$1,601.2	$1,232.9
Operating expenses:
Cost of operations	1,020.2	806.4
Provision for loan loss	134.9	70.6
Depreciation and amortization	121.6	74.1
Total operating expenses	1,276.7	951.1
Operating income	324.5	281.8
Interest expense, net
Securitization funding costs	23.8	22.9
Interest expense on deposits	11.7	8.3
Interest expense on long-term and other debt, net	42.5	36.6
Total interest expense, net	78.0	67.8
Income before income tax	$246.5	$214.0
Income tax expense	81.7	78.3
Net income	$164.8	$135.7
Less: Net income (loss) attributable to non-controlling interest	2.2	(1.7)
Net income attributable to common stockholders	$162.6	$137.4

Per share data:

Numerator
Net income attributable to common stockholders	$162.6	$137.4
Less: Accretion of redeemable non-controlling interest	15.2	—
Net income attributable to common after accretion of redeemable non-controlling interest	$147.4	$137.4

Denominator
Weighted average shares outstanding – basic	63.1	53.0
Weighted average shares outstanding - diluted	63.6	66.1

Basic – Net income attributable to common stockholders	$2.34	$2.59
Diluted – Net income attributable to common stockholders	$2.32	$2.08

Alliance Data Systems Corporation
April 16, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$760.4	$1,077.2
Credit card and loan receivables:
Credit card and loan receivables	10,729.7	11,243.9
Allowance for loan loss	(586.7)	(570.2)
Credit card and loan receivables, net	10,143.0	10,673.7
Redemption settlement assets, restricted	489.0	520.3
Intangible assets, net	1,405.5	1,516.0
Goodwill	3,790.8	3,865.5
Other assets	2,463.8	2,611.3
Total assets	$19,052.5	$20,264.0

Liabilities and Equity
Deferred revenue	$900.6	$1,013.2
Deposits	4,510.4	4,773.5
Non-recourse borrowings of consolidated securitization entities	4,796.9	5,191.9
Long-term and other debt	4,865.4	4,209.2
Other liabilities	1,840.9	2,444.2
Total liabilities	16,914.2	17,632.0
Redeemable non-controlling interest	226.9	235.6
Stockholders' equity	1,911.4	2,396.4
Total liabilities and equity	$19,052.5	$20,264.0

Alliance Data Systems Corporation
April 16, 2015
ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash Flows from Operating Activities:
Net income	$164.8	$135.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	121.6	74.1
Deferred income taxes	(1.6)	25.3
Provision for loan loss	134.9	70.6
Non-cash stock compensation	27.5	15.6
Amortization of discount on debt	0.2	8.1
Change in operating assets and liabilities	(226.2)	10.6
Originations of loan receivables held for sale	(1,373.2)	(1,114.6)
Sales of loan receivables held for sale	1,343.8	1,114.2
Other	(17.1)	(6.5)
Net cash provided by operating activities	174.7	333.1

Cash Flows from Investing Activities:
Change in redemption settlement assets	(12.6)	(77.8)
Change in credit card and loan receivables	401.8	384.0
Capital expenditures	(42.4)	(43.5)
Payment for acquired business, net of cash acquired	—	(259.5)
Other	(9.5)	(3.6)
Net cash provided by (used in) investing activities	337.3	(0.4)

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,001.7	496.8
Repayments of borrowings	(334.4)	(484.8)
Proceeds from convertible note hedge counterparties	—	93.4
Settlement of convertible note borrowings	—	(115.1)
Issuances of deposits	406.7	341.3
Repayments of deposits	(669.8)	(483.8)
Non-recourse borrowings of consolidated securitization entities	305.0	530.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(700.0)	(950.0)
Payment of acquisition-related contingent consideration	(205.9)	—
Acquisition of non-controlling interest	(87.4)	—
Purchase of treasury shares	(542.6)	(44.6)
Other	15.0	24.5
Net cash used in financing activities	(811.7)	(592.3)

Effect of exchange rate changes on cash and cash equivalents	(17.1)	(3.6)
Change in cash and cash equivalents	(316.8)	(263.2)
Cash and cash equivalents at beginning of period	1,077.2	969.8
Cash and cash equivalents at end of period	$760.4	$706.6

Alliance Data Systems Corporation
April 16, 2015

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2015	2014	Change
Segment Revenue:
LoyaltyOne	$388.0	$329.0	18%
Epsilon	504.9	347.5	45
Card Services	714.7	561.8	27
Corporate/Other	0.1	—	nm*
Intersegment Eliminations	(6.5)	(5.4)	nm*
Total	$1,601.2	$1,232.9	30%
Segment Adjusted EBITDA, net:
LoyaltyOne	$69.6	$65.2	7%
Epsilon	103.6	55.2	88
Card Services	281.8	243.5	16
Corporate/Other	(24.7)	(29.3)	(16)
Eliminations	—	—	—
Total	$430.3	$334.6	29%

Key Performance Indicators:
Credit card statements generated	58.7	50.9	15%
Credit sales	$4,959.8	$3,614.2	37%
Average receivables	$10,677.3	$8,022.7	33%
AIR MILES reward miles issued	1,228.9	1,146.9	7%
AIR MILES reward miles redeemed	1,212.6	1,056.2	15%

* nm-not meaningful

Alliance Data Systems Corporation
April 16, 2015
ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$164.8	$135.7
Income tax expense	81.7	78.3
Total interest expense, net	78.0	67.8
Depreciation and other amortization	33.6	25.5
Amortization of purchased intangibles	88.0	48.6
Stock compensation expense	27.5	15.6
Adjusted EBITDA	$473.6	$371.5
Less: funding costs (1)	35.5	31.1
Less: adjusted EBITDA attributable to non-controlling interest	7.8	5.8
Adjusted EBITDA, net of funding costs and non-controlling interest	$430.3	$334.6

Core Earnings:
Net income	$164.8	$135.7
Add back: acquisition related and non-cash non-operating items:
Stock compensation expense	27.5	15.6
Amortization of purchased intangibles	88.0	48.6
Non-cash interest expense (2)	5.9	12.2
Non-cash mark-to-market gain on interest rate derivatives	—	(0.1)
Income tax effect (3)	$(48.2)	$(23.9)
Core earnings	238.0	188.1
Less: core earnings attributable to non-controlling interest	5.6	3.6
Core earnings attributable to common stockholders	$232.4	$184.5

Weighted average shares outstanding - diluted	63.6	66.1
Core earnings attributable to common stockholders per share - diluted	$3.65	$2.79

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of debt issuance costs and amortization of imputed interest expense associated with the convertible debt.
(3) Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
April 16, 2015

	Three Ended March 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$54.5	$7.0	$295.3	$(32.3)	$324.5
Depreciation and amortization	19.9	81.2	18.3	2.2	121.6
Stock compensation expense	3.0	15.4	3.7	5.4	27.5
Adjusted EBITDA	77.4	103.6	317.3	(24.7)	473.6
Less: funding costs	—	—	35.5	—	35.5
Less: adjusted EBITDA attributable to non‑controlling interest	7.8	—	—	—	7.8
Adjusted EBITDA, net	$69.6	$103.6	$281.8	$(24.7)	$430.3

	Three Ended March 31, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$46.0	$13.1	$258.7	$(36.0)	$281.8
Depreciation and amortization	22.2	37.1	12.7	2.1	74.1
Stock compensation expense	2.8	5.0	3.2	4.6	15.6
Adjusted EBITDA	71.0	55.2	274.6	(29.3)	371.5
Less: funding costs	—	—	31.1	—	31.1
Less: adjusted EBITDA attributable to non‑controlling interest	5.8	—	—	—	5.8
Adjusted EBITDA, net	$65.2	$55.2	$243.5	$(29.3)	$334.6